Exhibit 99.4

To:	Tercica, Inc.
2000 Sierra Point Parkway, Suite 400
Brisbane, California 94005
USA

Attn:	General Counsel

TERCICA, INC.

WARRANT EXERCISE FORM

The undersigned hereby irrevocably exercises the right to purchase 4,948,795 shares of Common Stock of Tercica, Inc., a Delaware corporation, evidenced by the attached Warrant, and (CIRCLE EITHER (i) or (ii)) (i) tenders herewith payment of the Aggregate Exercise Price with respect to such shares in full, in the amount of $36,670,570.95, in cash, by certified or official bank check or by wire transfer for the account of the Company, or (ii) elects, pursuant to Section 2(c) of the Warrant, to convert such Warrant into shares of Common Stock of Tercica, Inc. on a cashless exercise basis, all in accordance with the conditions and provisions of said Warrant, and, in accordance with the calculations attached hereto, has calculated that [            ] shares of Common Stock of Tercica are issuable upon such cashless exercise.

The undersigned requests that stock certificates for such Warrant Shares be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to this Warrant, in the name of the registered Warrant Holder and delivered to the undersigned at the address set forth below.

[Signature Page Follows]

Dated:	July 22, 2008

Signature of Registered Holder

/s/ Jean-Luc Bélingard

Name of Registered Holder (Print)

Ipsen, S.A.

Address

42, rue du Docteur Blanche

75016 Paris

France